AMENDMENT TO

AMENDED AND RESTATED DECLARATION OF TRUST

DATED OCTOBER 5, 1984

AS AMENDED AND RESTATED ON AUGUST 26, 2003

OF

JOHN HANCOCK INVESTORS TRUST 601 Congress Street Boston, Massachusetts 02210

     Whereas the Board of Trustees recommended and, on March 31, 2008, the shareholders approved the proposal to amend the Amended and Restated Declaration of Trust as follows to permit the delegation of dividend declaration authority to the Dividend Committee:

     Now therefore, the undersigned being a majority of the members of the Board of Trustees of the Trust hereby adopt the following amendment to the Amended and Restated Declaration of Trust to permit the delegation of dividend declaration authority to the Dividend Committee:

Section 2.8. Committees; Delegation. The Trustees shall have the power to appoint from their own number, and terminate, any one or more committees consisting of two or more Trustees, including an executive committee which may exercise some or all of the power and authority of the Trustees as the Trustees may determine (including but not limited to the power to determine net asset value and net income), subject to any limitations contained in the By-Laws, and in general to delegate from time to time to one or more of their number or to officers, employees or agents of the Trust such power and authority and the doing of such things and the execution of such instruments, either in the name of the Trust or the names of the Trustees or otherwise, as the Trustees may deem expedient, and that, in this regard, without limiting the generality of the foregoing, the Trustees shall have the power to delegate the authority to declare dividends and other distributions on Common Shares and any Preferred Shares to a committee constituted for such purpose and the members of which consist of Trustees, officers, employees or agents of the Trust, provided only that no committee shall have the power

(a)	to change the principal office of the Trust;

(b)	to amend the By-Laws;

(c)	to issue Common Shares;

(d)	to elect or remove from office any Trustee or the Chairman of the Board, the President, the Treasurer or the Secretary of the Trust;

(e)	to increase or decrease the number of Trustees;

(f)	to authorize the repurchase of Common Shares; or

(g)	to authorize any merger, consolidation or sale, lease or exchange of all or substantially all of the Trust Property.

     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 2nd of June 2008.

/s/James R. Boyle	/s/John A. Moore
James R. Boyle	Dr. John A. Moore

/s/James F. Carlin	/s/Patti McGill Peterson
James F. Carlin	Patti McGill Peterson

/s/William H. Cunningham	/s/Steven R. Pruchansky
William H. Cunningham	Steven R. Pruchansky

/s/Charles L. Ladner
Charles L. Ladner